Exhibit 99.1

Contact:

Patricia McGee

(732) 537-6407

patricia.mcgee@catalent.com

FOR IMMEDIATE RELEASE

CATALENT PHARMA SOLUTIONS ANNOUNCES

EXECUTIVE APPOINTMENTS

Somerset, NJ – June 11, 2010 — Catalent Pharma Solutions, Inc. today announced several executive appointments, with immediate effect.

Catalent has appointed David Heyens as President, Softgel Technologies. During Mr. Heyens’ fifteen years with Catalent, he has served in several key operating leadership roles for the softgel business, as well as leading Catalent’s global sales and marketing efforts and, most recently, the Packaging Services business. Dr. Ian Muir has been promoted to President, Modified Release Technologies, where he is currently its vice president and general manager. Thomas Stuart, the current head of the Oral Technologies business, has decided to explore new opportunities, and will be leaving the company after assisting with key transition activities over the next several months.

Separately, Barry Russell will add leadership responsibility for the Sterile Technologies business to his current Packaging Services role, and will become President for both businesses. Will Downie, who is currently serving in the joint capacity of President, Sterile Technologies and Senior Vice President, Global Sales and Marketing, will devote his attention exclusively to sales and marketing in order to accelerate Catalent’s revenue growth.

“We believe these changes will help increase focus on key growth businesses, and enable us to drive operational excellence and enhance cross-business synergies,” said John Chiminski, Catalent’s president and chief executive officer. “I’m pleased to have Dave, Ian, Barry and Will assume these new roles, and am confident we will accelerate excellence and growth. I would also like to thank Tom Stuart for his many invaluable contributions during his tenure here, and wish him well.”

About Catalent

Headquartered in Somerset, New Jersey, Catalent Pharma Solutions is a leading provider of advanced technologies, and development, manufacturing and packaging services for pharmaceutical, biotechnology and consumer healthcare companies in nearly 100 countries. Catalent applies its local market expertise and technical creativity to advance treatments, change markets and enhance patient outcomes. Catalent employs approximately 9,000 at 30 facilities worldwide and in fiscal 2009 generated more than $1.6 billion of annual revenue. For more information, visit www.catalent.com.